CHRISTOPHER E. CLOUSER
Senior Vice President                 Publisher, Northwest
Communications, Advertising           "WorldTraveler" Magazine
and Employee Relations

Northwest Airlines, Inc.              612 727-6300
Department A1300                      612 726-3139 Fax
5101 Northwest Drive
St. Paul MN 55111-3034

October 14, 1996

Mr. James A. Lawrence
19 Old Mill Road
Greenwich, CT 06830

Dear Jim:

On behalf of John Dasburg and the Board of Directors of Northwest Airlines, Inc., I am pleased to confirm our offer to you for the position of Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. (the "Company"), based in Minneapolis/St. Paul. You shall also hold the title of Executive Vice President and Chief Financial Officer of Northwest Airlines Corporation ("NAC") and NWA Inc.

The terms and conditions of the offer are as follows:

1. You will receive a monthly salary of $33,333.33 which equates to $400,000 annually.

2. The starting date of your employment with the Company will be October 14, 1996. You shall devote substantially all your working time and efforts to the business and affairs of the Company. You will be eligible to participate in the Key Employee Annual Cash Incentive Program at the level of your position in the Company as that incentive plan is adopted by the Company's Board of Directors from time to time.

3. You will receive an option to purchase 500,000 shares of NAC's Class A common stock pursuant to the 1994 Northwest Airlines Corporation Stock Incentive Plan. The purchase price of the shares subject to this option grant is $31.875 per share. Your right to purchase the stock option shares is subject to a five year, 20% per year vesting schedule (with the first 20% installment vesting on October 14, 1997), and such shares shall vest as long as you are an employee of the Company. This option grant shall be governed by NAC's standard form Non-Qualified Stock Option

                                                                [LOGO]

Mr. James A. Lawrence
October 14, 1996
Page 2

     Agreement which has been provided to you by the Corporate Secretary. Notwithstanding the five year vesting schedule set forth above, on October 15, 1999, all of your then outstanding and unvested stock options pursuant to this 500,000 share grant shall immediately vest in the event that on or before that date the following two events shall have occurred: (i) John Dasburg is no longer serving as Chief Executive Officer of the Company and
     (ii) you are not named his successor (collectively, the "Acceleration Events"). In the event that the Acceleration Events occur after October 14, 1999, then on the date of such occurrence, all of your then outstanding and unvested stock options pursuant to this 500,000 share grant shall immediately vest. In addition, the Non-Qualified Stock Option Agreement shall contain the Company's standard form "Change of Control" acceleration provision.

4. You will receive an additional option to purchase 94,118 shares of NAC's Class A common stock pursuant to the 1994 Northwest Airlines Stock Incentive Plan. The purchase price of the shares subject to this option grant is $31.875 per share. Your right to purchase the stock option shares is subject to a five year, 20% per year vesting schedule (with the first installment vesting on October 14, 1997), and such shares shall vest as long as you are an employee of the Company. This option grant shall be governed by NAC's standard form Non-Qualified Stock Option Agreement which has been provided to you by the Corporate Secretary. Notwithstanding the five year vesting schedule set forth above, on October 15, 1999, all of your then outstanding and unvested stock options pursuant to this 94,118 share grant shall immediately vest in the event that on or before that date the Acceleration Events shall have occurred. In the event that the Acceleration Events occur after October 15, 1999, then on the date of such occurrence, all of your then outstanding and unvested stock options pursuant to this share grant shall immediately vest. The Non-Qualified Stock Option Agreement shall contain the Company's standard form "Change of Control" acceleration provision. In addition, all of your then outstanding and unvested stock options pursuant to this 94,118 share grant shall immediately vest in the event your employment is terminated by the Company without Cause (as defined in paragraph 11 below) or by you for Good Reason (as defined in paragraph 11 below). Should your employment terminate while you still hold vested but unexercised stock options pursuant to the 94,118 share grant, you shall have two years from the date your employment terminates to exercise such vested stock options.

     In addition, this 94,118 share option grant (the "Stock Option Grant") shall be subject to the following additional terms and conditions:

Mr. James A. Lawrence
October 14, 1996
Page 3

     a. During the 60 day period commencing October 18, 1996, you shall expend $1,000,000 on the purchase of NAC's Class A common stock. You shall retain ownership of all of the shares purchased during this period (the "Purchased Common Stock") for so long as the Stock Option Grant remains outstanding and unexercised. As you exercise all or portions of the Stock Option Grant and acquire shares of Class A common stock, you may dispose of the Purchased Common Stock on a pro rata basis (e.g., if 50% of the common stock subject to the Stock Option Grant is acquired by you, 50% of the Purchased Common Stock may be sold by you).

     b. For so long as the Stock Option Grant remains unexercised, you shall pay to the Company $44,000 on December 31, 1997 and $9,167 on the last day of each subsequent month commencing on January 31, 1998. As you exercise the Stock Option Grant and acquire shares of Class A common stock, each payment thereafter to be received by the Company from you shall be reduced pro rata (e.g. if 50% of the common stock subject to the Stock Option Grant is acquired by you, the Company shall be entitled to receive and you shall be obligated to pay 50% of each payment thereafter scheduled to be made by you).

     c. You shall have the right to cancel the Stock Option Grant at any time. Upon such cancellation, any restrictions on the Purchased Common Stock contained in this letter shall immediately lapse and the Company's right to receive payments from you pursuant to paragraph 4(b) above shall immediately cease.

     d. The restrictions and conditions set forth in paragraphs 4(a) and 4(b) above shall remain in effect for so long as the Stock Option Grant is outstanding and your right to purchase any shares of common stock pursuant to that grant remains unexercised, irrespective of whether you remain in the employment of the Company.

5. You will be eligible to participate in an unfunded supplemental retirement program ("SERP") which shall provide benefits in excess of those permitted to accrue or be paid from the Company's qualified defined benefit plan due to the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended from time to time, and shall include the following provisions:

     a. You shall be granted additional service credits under the SERP for purposes of determining your accrued benefits thereunder ("Additional Accruals"), such service to be granted only during your employment hereunder, in an amount equal to two additional years for each full year of employment hereunder

Mr. James A. Lawrence
October 14, 1996
Page 4

          commencing on your start date of October 14, 1996; provided, however, that in no event shall you be granted more than ten years of Additional Accruals pursuant to this subparagraph (a).

     b. The SERP also contains provisions with respect to (i) eligibility for early retirement, (ii) forfeiture in the event of your employment by other airlines, and (iii) calculation of final average earnings.

6. You will be eligible to participate in the Company's employee health and benefit plans. In addition, while employed hereunder, you will be reimbursed by the Company for all out-of-pocket medical and dental expenses incurred by you, your spouse and eligible dependent children and not otherwise paid or provided for under any medical plan maintained for your benefit.

7. You will be eligible to participate in Northwest's Executive Life Insurance. Under this plan, the Company will purchase for you a $1,000,000 executive life insurance policy. The policy will be structured such that premium payments will be made by the Company over a 7-year vesting period commencing on your start date and for so long as you are an employee of the Company. Once all scheduled premium payments have been made, you will be fully vested in this benefit.

8. You, your spouse and dependent children will be eligible to participate in Northwest's employee travel program while employed full-time by the Company.

9. During your relocation to the Minneapolis/St. Paul area, Northwest Airlines will reimburse you for appropriate expenses pursuant to the Company's relocation policy.

10. All payments provided for under this letter will be subject to all applicable federal, state and local taxes.

11. The definition of the terms "Cause" and "Good Reason" is set forth in Appendix A hereto. The terms and provisions of Appendix A are incorporated herein and made a part hereof.

This offer is subject to compliance with the regulations of the Company and state laws, including your providing proof of citizenship, as well as your willingness to submit to drug testing, background investigations and any requests for historical verifications, which the Company shall satisfy itself by October 13, 1996.

Mr. James A. Lawrence
October 14, 1996
Page 5

The Immigration Reform and Control Act of 1986 requires the Company to verify the identity and employment authorization of all new employees. In order to do this, please provide the following information:

     Either

     a.)  A CERTIFIED COPY OF YOUR BIRTH CERTIFICATE.
                                             --AND--
          A UNITED STATES PASSPORT OR CERTIFICATE OF UNITED STATES CITIZENSHIP OR CERTIFICATE OF NATURALIZATION OR UNEXPIRED FOREIGN PASSPORT WITH ATTACHED EMPLOYMENT AUTHORIZATION OR ALIEN REGISTRATION CARD ("GREEN CARD") WITH PHOTOGRAPH.
                                             --OR--
     b.) A DRIVER'S LICENSE OR U.S. MILITARY CARD ALONG WITH A SOCIAL SECURITY CARD.

Your employment at Northwest shall be subject to the rules, code of conduct and regulations of the Company as amended from time to time.

To indicate your understanding and acceptance of this offer, please sign as indicated and return one copy of this letter to me.

Jim, we look forward to your joining Northwest Airlines. Please do not hesitate to contact me should you have any questions regarding this offer of employment.

Sincerely,

/s/ Christopher E. Clouser

Christopher E. Clouser

Accepted: /s/ James A. Lawrence      Date:
          -----------------------         -------------------------

cc:  John H. Dasburg
     Douglas M. Steenland

                                  APPENDIX A

"CAUSE" shall mean with respect to termination of your employment hereunder (i) an act or acts of personal dishonesty by you intended to result in substantial personal enrichment of you at the expense of the Company, (ii) an act or acts of personal dishonesty by you intended to cause substantial injury to the Company, (iii) material breach (other than as a result of a injury or illness) by you of your obligations under this Agreement which action was (a) undertaken without a reasonable belief that the action was in the best interest of the Company and (b) not remedied within a reasonable period of time after receipt of written notice from the Company specifying the alleged breach, or (iv) the conviction of you of a felony.

"GOOD REASON" shall mean, with respect to you, any one or more of the following:

     (a) any material change in your job responsibilities; provided that, so long as you retain a substantial part of your then current oversight responsibility, a transfer of a portion of your oversight responsibility shall not in and of itself constitute a material change in your job responsibilities;

     (b) the relocation of the Company's or your principal executive office to a location outside the Minneapolis-St. Paul Metropolitan Area;

     (c) a failure by the Company to comply with any material provision of the October 14, 1996 letter between you and the Company which has not been cured within ten (10) days after the Company knows or has notice of such noncompliance; or

     (d) any reduction in your compensation or your benefits, provided that either (i) such reduction is material or (ii) such reduction is not material and other Executive Vice Presidents of the Company have not received the same percentage reduction in compensation and/or benefits as that received by you.

     In order for the termination of your employment to be considered for Good Reason, such termination must occur within one year after the event giving rise to such Good Reason. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

DOUGLAS M. STEENLAND
Senior Vice President
General Counsel and Secretary

Northwest Airlines, Inc.          612 727-6500
Department A1180                  612 726-7123 Fax
5101 Northwest Drive
St. Paul MN 55111-3034


October 14, 1996



Mr. James A Lawrence
19 Old Mill Road
Greenwich, CT 06830

Dear Jim:

We have offered you, and you have accepted, the position of Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. (the "Company") and certain of its affiliates pursuant to a letter to you from the Company dated October 14, 1996 and pursuant to this letter which is incorporated into and made a part of said October 14, 1996 letter. In this letter, we wish to set forth the benefits to which you shall be entitled in the event your employment with the Company is terminated by the Company other than for Cause (as defined below), by you for Good Reason (as defined below), by you in certain circumstances upon a Change of Control (as defined below) or as a result of your death or Disability. In return for these termination benefits, you have agreed to accept and be bound by the covenant not to compete contained in this letter.

If your employment is terminated (i) by the Company other than for Cause,
(ii) by you for Good Reason, (iii) as a result of your death or Disability, or (iv) by you for any reason during the six month period commencing on the second anniversary of a Change in Control of Northwest Airlines Corporation ("Parent"):

     (a) The Company shall pay you (i) your accrued and unpaid base salary through the Date of Termination (as defined below), (ii) any unpaid bonus under the Key Employee Cash Incentive Bonus Program, or any successor annual bonus plan, (the "Incentive Bonus") for any calendar year ended before the Date of Termination, (iii) a pro rata share (based on days employed during the applicable year) of the Incentive Bonus you would otherwise have received with respect to the year in

                                                             [LOGO]

Mr. James A. Lawrence
October 14, 1996
Page 2



     which the Date of Termination occurs, payable at the time the Incentive Bonus would otherwise be payable to you; provided, however, that 100% of the Incentive Bonus shall be determined solely with reference to the financial performance of the Company for the year (based on the goals previously established with respect thereto) (rather than a portion of the Incentive Bonus determined on the basis of individual performance); provided, further, in the event that the Company's performance exceeds 100% of the financial performance target for the year, that portion of the Incentive Bonus that would have, but for this provision, related to the achievement of the individual performance target shall be equal to 100% and
     (iv) any payments or other rights or benefits you may be otherwise entitled to receive pursuant to the terms of any retirement, pension or other employee benefit or compensation plan maintained by the Company at the time or times provided therein.

     (b) The Company shall pay you a lump sum amount equal to two times the sum of (i) your annual base salary and (ii) your target Incentive Bonus with respect to the year in which the Date of Termination occurs (or if no target has been set for that year, the target Incentive Bonus for the immediately preceding year).

     (c) You shall not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of your obtaining new employment.

     (d) Notwithstanding anything else to the contrary in this letter, the Company's obligation to make the payments provided for in paragraphs
     (a)(iii) and (b) above is expressly conditioned upon the execution and delivery of a release in the form attached hereto. Such release shall not pertain to the Company's and Parent's indemnity obligations under charter, by-laws, agreement or insurance.

     (e) All payments provided for under this letter will be subject to all applicable federal, state and local taxes.

Any termination of your employment shall be communicated by 30 days advance written notice of termination by the terminating party to the other party (the "Date of Termination").

In consideration for the benefits provided you under this letter, you hereby acknowledge that your services are of special, unique and extraordinary value to the Company. Accordingly, in the event you resign without Good Reason or are terminated for Cause during the term hereof, you shall not at any time prior to the first anniversary of the Date of Termination become an employee, consultant, officer, partner or director of any air

Mr. James A. Lawrence
October 14, 1996
Page 3

carrier which competes with the Company (or any of the Company's affiliates) or have any significant interest (I.E., 10% or more of the voting stock) in any such air carrier.

You agree that any breach of the terms of this covenant not to compete would result in irreparable injury and damage for which there would be no adequate remedy at law, and that, in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. You further agree that the provisions of the covenant not to compete are reasonable. Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable. The provisions of this covenant not to compete shall survive any termination of this letter and your term of employment. The existence of any claim or cause of action or otherwise (other than those which arise out of or are based upon a breach of the terms of this letter or the October 14, 1996 offer letter), shall not constitute a defense to the enforcement of this covenant not to compete.

For purposes of this letter, the following terms shall be defined as follows:

"CHANGE IN CONTROL" means any one of the following:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either
     (i) the then outstanding shares of Common Stock of Parent (the "Outstanding Parent Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the "Outstanding Parent Voting Securities") provided, however, that this subsection (a) shall not apply to the Investor Stockholders party to the Second Amended and Restated Stockholders' Agreement dated as of December 23, 1993; or

     (b) Individuals who, as of June 1, 1994, constitute the Board of Directors of Parent (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director subsequent to June 1, 1994, whose election, or nomination for election by Parent's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or

Mr. James A. Lawrence
October 14, 1996
Page 4

     threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Parent; or

     (c) Approval by the stockholders of Parent of a reorganization, merger or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Parent through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Parent Stock and Outstanding Parent Voting Securities, as the case may be, and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of such Board, providing for such Business Combination; or

     (d) Approval by the stockholders of Parent of (i) a complete liquidation or dissolution of Parent or (ii) the sale or other disposition of all or substantially all of the assets of Parent, other than to a corporation with respect to which following such sale or other disposition, (X) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership immediately prior to such sale or other disposition of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, and (Y) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of such Board, providing for such sale or other disposition of assets of Parent or were elected, appointed or nominated by the Incumbent Board.

Mr. James A. Lawrence
October 14, 1996
Page 5

"CAUSE" shall mean with respect to termination of your employment hereunder
(i) an act or acts of personal dishonesty by you intended to result in substantial personal enrichment of you at the expense of the Company, (ii) an act or acts of personal dishonesty by you intended to cause substantial injury to the Company, (iii) material breach (other than as a result of a injury or illness) by you of your obligations under this Agreement which action was (a) undertaken without a reasonable belief that the action was in the best interest of the Company and (b) not remedied within a reasonable period of time after receipt of written notice from the Company specifying the alleged breach, or (iv) the conviction of you of a felony.

"DISABILITY" shall mean your physical condition which prevents continued performance of your duties hereunder if you establish by medical evidence that such condition will be permanent and continuous during the remainder of your life or is likely to be of at least three years' duration.

"GOOD REASON" shall mean, with respect to you, any one or more of the following:

     (a) any material change in your job responsibilities; provided that, so long as you retain a substantial part of your then current oversight responsibility, a transfer of a portion of your oversight responsibility shall not in and of itself constitute a material change in your job responsibilities;

     (b) the relocation of the Company's or your principal executive office to a location outside the Minneapolis-St. Paul Metropolitan Area;

     (c) a failure by the Company to comply with any material provision of the October 14, 1996 letter between you and the Company which has not been cured within ten (10) days after the Company knows or has notice of such noncompliance; or

     (d) any reduction in your compensation or your benefits, provided that either (i) such reduction is material or (ii) such reduction is not material and other Executive Vice Presidents of the Company have not received the same percentage reduction in compensation and/or benefits as that received by you.

     In order for the termination of your employment to be considered for Good Reason, such termination must occur within one year after the event giving rise to such Good Reason. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

Mr. James A. Lawrence
October 14, 1996
Page 6

To indicate your understanding and acceptance of the terms and conditions of this letter, please sign where indicated below.

Sincerely yours,

/s/ Douglas M. Steenland

Douglas M. Steenland

Accepted: /s/ James A. Lawrence    Date:
          ---------------------         ------------------

                                  APPENDIX

                              GENERAL RELEASE

     WHEREAS, Mr. James A. Lawrence ("Executive") has been employed by Northwest Airlines, Inc. ("Northwest"); and

     WHEREAS, Executive's employment with Northwest has terminated; and

     WHEREAS, Executive and Northwest have reached a full and final compromise and settlement of all matters, disputes, causes of action, claims, contentions and differences between them and Northwest's divisions, merged entities and affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, stockholders, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (the "Released Parties"), including but not limited to any and all claims arising from or derivative of Executive's employment with Northwest and his termination from employment with Northwest;

     WHEREAS, in return for Northwest performing its obligations as provided for herein and as set forth in the two letter agreements by and between Northwest and Executive dated as of October 14, 1996 and the two Option Agreements defined below (collectively, the "Agreement"), Executive will execute and comply fully with the terms of this General Release (the "Release");

     WHEREAS, Executive (i) understands that in executing the Release he is, INTER ALIA, giving up rights and claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 ET SEQ. ("ADEA") and (ii) has been given a period of not less than twenty-one (21) days within which to consider this Release;

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Executive and Northwest agree and covenant as follows:

     1. By entering into this Release, the Released Parties do not admit, and each specifically denies any liability, wrongdoing or violation of any law, statute, regulations, agreement or policy.

     2. Executive's employment with Northwest shall terminate effective ____________.

     3. In consideration of the obligations of Executive as set forth in this Release and the Agreement, and in full settlement and final satisfaction of any and all claims, contractual or otherwise, which Executive had, has or may have against Northwest or the Released Parties with respect to his employment, termination from employment with Northwest, or otherwise arising on or prior to the date of execution of this Release, Northwest shall pay to Executive the payments and benefits to which Executive is entitled under the Agreement upon termination of Executive's employment. This Release shall not pertain to any claim alleging that Northwest has failed to comply with any obligations created by the Release or that Northwest has failed to pay to Executive the payments and benefits to which Executive is entitled under the Agreement upon termination of Executive's employment.

     4. (a) Executive, for and in consideration of the payments as set forth in the Agreement and for other good and valuable consideration, hereby releases and forever discharges, and by this release does release and forever discharge, the Released Parties of and from all debts, obligations, promises, covenants, collective bargaining obligations, agreements, contracts, endorsements, bonds, controversies, suits or causes of actions known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, including but not limited to those arising under the ADEA, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e ET SEQ., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 ET SEQ., the Americans With Disabilities Act, as amended, 42 U.S.C. Section 12101 ET SEQ., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 ET SEQ., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 ET SEQ., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 ET SEQ., the Minnesota Human Rights Act, Minn. Stat. Section 363.01 ET SEQ., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment as well as any claim for breach of contract, wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy or any other theory or claim, whether legal or equitable, including but not limited to any claims arising from or derivative of Executive's employment with Northwest and Executive's termination of employment with Northwest or otherwise. Executive acknowledges that he has not been discriminated against on the basis of age, sex, handicap, race, ethnicity religion or any other protected class status.

     (b) This Release shall not affect any present or future indemnification obligations that Northwest and the Released Parties may have to Executive pursuant to any charter, by-law, agreement or policy of insurance.

     (c) Pursuant to the two Non-Qualified Stock Option Agreements between Executive and Northwest Airlines Corporation each dated October 14, 1996
(the "Option Agreements"), Executive has a vested right to acquire [    ]
shares of the Class A Common Stock of Northwest (the "Vested Options"). This Release shall not affect Executive's rights under the Option Agreements with respect to such Vested Options or to any shares of stock previously purchased pursuant to such Vested Options, which rights shall continue to be governed by the Option Agreements.

     5. Executive covenants and agrees not to sue nor authorize any other party, either governmental or otherwise, to file any grievances, arbitration or commence any other proceeding, administrative or judicial, against the Released Parties in any court of law or equity, or before any administrative agency, with respect to any matter relating to this Agreement or to matters occurring during Executive's employment with Northwest.

     6. The Released Parties and Executive understand and agree that the terms of this Release and the Agreement are confidential.

     7. Executive agrees not to make any untruthful or disparaging statements, written or oral, about Northwest, the Released Parties or Northwest's personnel policies and practices to any of Northwest's customers, competitors, suppliers, employees, former employees, or the press or other media. Except as herein contemplated, Executive also agrees that he will not voluntarily participate in any proceeding of any kind brought against the Released Parties relating to this Agreement or to matters occurring during Executive's employment with Northwest.

     8. (a) The parties agree that this Release should be construed in accordance with the laws of the State of Minnesota, exclusive of Minnesota choice of law provisions.

          (b) The parties agree that any and all further legal proceedings between Executive and the Released Parties, whether arising under statute, constitutions, contract, common law or otherwise, including the issue of arbitrability, will be submitted for resolution exclusively pursuant to arbitration under the rules of the American Arbitration Association and that such arbitration will take place in Minneapolis, Minnesota. The parties hereby waive their right to a trial of any and all claims arising out of this Release or breach of this Release.

          (c) Should any provision of this Release be found to be in violation of any law, or ineffective or barred for any reason whatsoever, the remainder of this Release shall be in full force and effect to the maximum extent permitted by law.

     9. Northwest and Executive agree to execute such other documents and to take such other actions as may be reasonably necessary to further the purposes of this Release.

     10. (a) Executive acknowledges and agrees that, in deciding to execute this Release, he has had the opportunity to consult with legal, financial and other personal advisors of his own choosing as he deems appropriate, in assessing whether to execute this Release and that he has consulted with legal counsel. Executive represents and acknowledges that no representations, statement, promise, inducement, threat or suggestion has been made by Northwest or the released Parties to influence him to sign this Release except such statements as are expressly set forth herein. Executive agrees that he has been given a minimum of twenty-one (21) days within which to consider the terms and effects of this Release insofar as it relates to settlement and release of potential claims under the ADEA, and to consult with, and to ask any questions that he may have of anyone, including legal counsel and other personal advisors of his own choosing, and that he has executed this Release voluntarily and with full understanding of its terms and effects.

     (b) Executive has been informed of the right to rescind this release as far as it extends to potential claims under Minn. Stat. Ch. 363 (prohibiting discrimination in employment) by written notice to the Company within 15 calendar days following the execution of this Release. Executive has also been informed of his right to revoke this Release as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C.
Section 621 ET SEQ., by informing the Company of his intent to revoke this Release within seven calendar days following the execution of this Release.
To be effective, notice of rescission or revocation must be in writing and must be delivered either by hand or by mail to Douglas Steenland, Sr. Vice President, General Counsel and Secretary, Northwest Airlines, Inc., Department A1180, 5101 Northwest Drive, St. Paul, Minnesota, 55111-3034, within the 15-day period. If a notice of rescission or revocation is delivered by mail, it must be: (i) postmarked within the 15 or 7 day period, respectively, (ii) properly addressed to Mr. Steenland as set forth above, and, (iii) sent by certified mail return receipt requested. This Release shall not become effective or enforceable until the 15 or 7 day periods described above have expired. No payments shall be due, owing or paid by Northwest unless and until this Release becomes effective.

     11. This Release may not be changed or modified, except by a written instrument signed by Executive and Northwest.


                                       -----------------------------------
                                       (Employee's Name)
                                       Address

                                       Date

STATE OF ___________)
                    )ss
COUNTY OF___________)


     On ___________, 1996, before me personally came ________________________
to me known and known to me to be the individual described in, and who executed, the foregoing General Release, and duly acknowledged to me that he executed same.


                                       -----------------------------------
                                       Notary Public



                                       NORTHWEST AIRLINES, INC.

                                       By
                                         ---------------------------------
                                         Address

                                         Date